Delisting Determination, The Nasdaq Stock Market, LLC, May 23, 2025,
Bruush Oral Care Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Bruush Oral Care Inc.
effective at the opening of the trading session on June 23, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(a)(2).
The Company was notified of the Staff determination on February 27, 2024.
On February 28, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel
(Panel) pursuant to Listing Rule 5815.
Additionally, the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5250(c)(1). The Company was notified of the additional Staff determination on March 20, 2024.
Additionally, the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5605(c)(2). The Company was notified of the additional Staff determination on April 15, 2024.
On April 25, 2024 the hearing was held. On May 13, 2024 the Panel reached a decision and a Decision letter was issued on May 14, 2024.
On June 26, 2024, the Panel determined to delist the Company from the Exchange because it failed to comply with the terms of the Panel's
May 14, 2024 decision.
On July 10, 2024, the Company exercised its right to appeal the Panel's decision.
Additionally, on October 22, 2024, Staff informed the Company that Staff determined that the Company had not demonstrated compliance with the minimum one dollar bid price requirement under Listing Rule 5550(a)(2) and still remained delinquent in filing its Form 20-F for the period ended October 31, 2023, as required by Listing Rule 5250(c)(1). Under Listing Rule 5815(c)(1)(A), the Panel had the discretion to grant the Company an exception to the continued listing standards for a period not to exceed 180 days from the date of the Staff
Delisting Determination, or in the
case of the bid price deficiency, until August 26, 2024.
Additionally, Staff has determined that the Company has not met the minimum one million Market Value of Publicly Held Shares requirement under Listing Rule 5550(a)(5) since July 1, 2024, or for the last 79 consecutive trading days.
Based on a low closing price and
Publicly Held Shares of 100,902,528, the Company's Market Value of
Publicly Held Shares was 121,083USD as of October 22, 2024.
On December 4, 2024, the Panel reached a decision and decided to have the Company securities remain suspended from the Exchange, effective June 28, 2024.
The Company securities were suspended on June 28, 2024.
Because of the appeal filed by the Company, the Form 25 was halted from being filed.
The Staff determination to delist the Company securities became final on January 27, 2025.